ImageWare Systems Elects Neal Goldman to its Board of Directors

SAN DIEGO, CA - August 9, 2012 - ImageWare Systems, Inc. (OTCPK: IWSY), a leader in multi-modal biometric security solutions, announced that Neal Goldman has been elected to its board of directors effective August 7, 2012.

Goldman comes to ImageWare as the president, chief compliance officer and director of Goldman Capital Management, Inc., an employee owned investment advisor that he founded in 1985. Additionally, Mr. Goldman is a member of the CFA institute and serves as a member of the board of directors and compensation committee for Blyth, Inc., a New York Stock Exchange-listed designer and marketer of home decorative and fragrance products.

"Neal's extensive knowledge of corporate finance, the capital markets and his proven leadership abilities will be highly complementary to our existing board," said Jim Miller, ImageWare chairman and CEO. "These qualities will be a tremendous asset as ImageWare enters its next stage of growth and we are delighted to have him join our team."

Goldman commented: "Imageware's foundational patents in multi-modal biometrics have created a unique barrier to entry and by leveraging their industry-leading IP portfolio, the company is well poised to grow its government and law enforcement business while aggressively pursuing the commercial marketplace. I am looking forward to joining Jim and the rest of the board at such a pivotal time in the company's development."

For additional information about ImageWare Systems, contact Liolios Group at 949-574-3860 or email IWSY@liolios.com

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (OTCPK: IWSY) is a leading developer of identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, ImageWare's biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare's identification products are used to manage and issue secure credentials, including national IDs, passports, driver's licenses, smart cards and access control credentials. ImageWare's digital booking products provide law enforcement with integrated mug shot, fingerprint livescan and investigative capabilities. ImageWare is headquartered in San Diego, CA, with offices in Portland, OR, Washington, D.C., and Ottawa, Ontario. For more information on ImageWare Systems, Inc., visit www.iwsinc.com.

Forward Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to ImageWare Systems, Inc. ("ImageWare") are intended to identify such forward-looking statements. ImageWare may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in ImageWare's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, its quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2011, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 949-574-3860

IWSY@liolios.com